Exhibit 99.1

ARIAD To Be Included In NASDAQ Biotechnology Index

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 14, 2003--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that the Company will be included in the NASDAQ Biotechnology Index(R) (Nasdaq: NBI) effective with the market open on Monday, November 24, 2003. Index eligibility criteria include market value, average daily share volume and "seasoning" as a public company. With the new additions, there will be 130 companies included in the Index.
    The NBI is the basis for the iShares Nasdaq Biotechnology Index(SM) Fund (Amex: IBB) managed by Barclays Global Fund Advisors. In addition, options based on both the NBI and IBB trade on various exchanges.
    ARIAD is engaged in the discovery and development of breakthrough medicines that regulate cell signaling with small molecules. The Company is developing a comprehensive approach to the treatment of cancer and is primarily focused on a series of product candidates for targeted oncology indications. ARIAD also has an exclusive license to pioneering technology and patents related to the discovery, development and use of drugs that regulate NF-(kappa)B cell-signaling activity, which has been implicated in many major diseases.
    Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to conduct preclinical and clinical studies of its product candidates and the results of such studies, regulatory oversight, intellectual property claims, the timing, scope, cost and outcome of legal proceedings, future capital needs, key employees, dependence on the Company's collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Tom Pearson, 610-407-9260
             or
             Kathy Lawton, 617-621-2345